                                  EXHIBIT 12.1
                           LIFEPOINT HOSPITALS, INC.
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)


                                                                                                                     THREE MONTHS
                                                                             YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                                 ---------------------------------------------------------------
                                                                  1997      1998      1999       2000      2001         2002
                                                                 ---------------------------------------------------------------
EARNINGS:
         Income (loss) from continuing operations
           before minority interests, income taxes and
           extraordinary items                                     $ 31.0   $ (25.6)   $ (8.2)    $ 35.3    $ 68.7       $ 26.6
         Interest and amortization of deferred financing costs       15.4      19.1      23.4       30.7      21.1          4.4
         Implicit rental interest expense                             2.1       2.4       2.3        2.4       2.3          0.6
                                                                 ---------------------------------------------------------------
         Total earnings                                              48.5      (4.1)     17.5       68.4      92.1         31.6
                                                                 ---------------------------------------------------------------

FIXED CHARGES:
         Interest and amortization of deferred financing costs       15.4      19.1      23.4       30.7      21.1          4.4
         Implicit rental interest expense                             2.1       2.4       2.3        2.4       2.3          0.6
         Capitalized interest                                           -         -       1.0        0.3       0.7          0.2
                                                                 ---------------------------------------------------------------
                                                                     17.5      21.5      26.7       33.4      24.1          5.2
                                                                 ---------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                   2.77         -      0.66       2.05      3.82         6.08
                                                                 ===============================================================

COVERAGE DEFICIENCY (1)                                                     $ (25.6)   $ (9.2)
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        (1)Earnings were inadequate to cover fixed charges. We needed additional earnings, as indicated by the coverage deficiency for 1998 and 1999 to achieve a ratio of earnings to fixed charges of 1.0x.